EXHIBIT 21

INDEPENDENCE HOLDING COMPANY

Subsidiaries as of December 31, 2011

Subsidiary	Jurisdiction

Independence Capital Corp.	Delaware
Standard Security Life Insurance Company of New York	New York
On-Line Brokerage, Inc.	Delaware
Standard Security Investors Corporation	New York
Majestic Underwriters LLC	Delaware
Alliance Underwriters, LLC	Delaware
IHC Health Holdings Corp.	Delaware
IHC Administrative Services, Inc.	Arizona
IHC Management Services, Inc.	Arizona
IHC Health Solutions, Inc.	Indiana
GroupLink Reinsurance Company, Ltd.	Turks & Caicos
Health Plan Administrators, Inc.	Illinois
Wisconsin Underwriting Associates, Inc.	Delaware
Actuarial Management Corporation	California
CPR Risk Management, Inc.	Delaware
Madison National Life Insurance Company, Inc.	Wisconsin
IHC Financial Group, Inc.	Delaware
Credico Life Insurance Company	Nevis
Madison Investors Corporation	Delaware
American Independence Corp.	Delaware
Independence American Holdings Corp.	Delaware
Independence American Insurance Company	Delaware
HealthInsurance.org, LLC	Delaware
Independent Producers of America, LLC	Delaware
IHC Risk Solutions, LLC.	Delaware
Madison Standard Corp.	Wisconsin
Independence Holding LLC	Delaware
G.P. Associates Holding Corp.	Delaware
Independence Preferred Trust I	Delaware
Independence Preferred Trust II	Delaware
Independence Preferred Trust III	Delaware